EXHIBIT 99.1

News

MGE Energy Reports Fourth-Quarter Earnings

Madison, Wis., Feb. 26, 2020—MGE Energy, Inc. (Nasdaq: MGEE) today reported financial results for the fourth quarter and full year of 2019.

MGE Energy’s GAAP (Generally Accepted Accounting Principles) earnings for the full year of 2019 were $86.9 million, or $2.51 per share, compared to $84.2 million, or $2.43 per share, for the same period in the prior year. An increase in owned renewable generation assets contributed to higher electric earnings. The completion of the Saratoga Wind Farm added generation assets in 2019. The Two Creeks and Badger Hollow solar projects are under construction and expected to be completed by the end of 2020. An increase in gas retail sales, driven by colder weather compared to the same period in the prior year, contributed to gas earnings growth. There were also approximately 2,000 more electric customers and approximately 2,000 more gas customers in 2019 compared to the prior year, which positively impacted earnings.

MGE Energy's GAAP earnings for the fourth quarter of 2019 were $16.7 million, or 48 cents per share, compared to $16.4 million, or 47 cents per share, in the fourth quarter of 2018.

MGE Energy, Inc.
(In thousands, except per share amounts)
(Unaudited)

Three Months Ended December 31,	2019	2018
Operating revenue	$140,941	$140,079
Operating income	$21,877	$23,990
Net income	$16,662	$16,361
Earnings per share (basic and diluted)	$0.48	$0.47
Weighted average shares outstanding (basic and diluted)	34,668	34,668

For The Years Ended December 31,	2019	2018
Operating revenue	$568,855	$559,768
Operating income	$110,910	$114,207
Net income	$86,874	$84,219
Earnings per share (basic and diluted)	$2.51	$2.43
Weighted average shares outstanding (basic and diluted)	34,668	34,668

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 155,000 customers in Dane County, Wis., and purchases and distributes natural gas to 163,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact

Steven B. Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com